Exhibit 99.1

MURPHY OIL CORPORATION CLOSES KAYBOB DUVERNAY AND

LIQUIDS RICH PLACID MONTNEY JOINT VENTURE

EL DORADO, Arkansas, May 13, 2016 –  Murphy Oil Corporation (NYSE: MUR) today announced that its Canadian subsidiary, Murphy Oil Company Ltd. (“MOCL”), closed the joint venture (“JV”) with affiliates of Athabasca Oil Corporation (“Athabasca”) that was previously announced on January 27, 2016.

Under the terms of the JV, Murphy’s subsidiary acquired a 70 percent operated working interest (“WI”) of Athabasca’s production, acreage, infrastructure and facilities in the Kaybob Duvernay lands, and a 30 percent non-operated WI of Athabasca’s production, acreage, infrastructure and facilities in the liquids rich Placid Montney lands in Alberta. Total consideration amounts to C$486 million, including closing adjustments, of which Murphy will pay approximately C$267 million in cash at closing and the remaining C$219 million in the form of a carry over a period of four to five years. The transaction has an effective date of January 1, 2016.

“We are excited to close this transaction with our new joint venture partner, Athabasca. This new position in the Kaybob Duvernay and liquids rich Placid Montney complements our existing unconventional business in the Eagle Ford Shale and the Montney. Current production is approximately 4,000 boepd, which will add approximately 2,100 boepd to Murphy’s second quarter production. Over the remainder of 2016, we plan to spend approximately US$40 million on completions, infrastructure and facilities,” commented Roger W. Jenkins, President and Chief Executive Officer.

ABOUT MURPHY OIL CORPORATION

Murphy Oil Corporation is a global independent oil and natural gas exploration and production company, with proved reserves of 774 million barrels of oil equivalent at year-end 2015. The Company's diverse resource base includes offshore production in Malaysia, Canada and Gulf of Mexico, as well as, North American onshore plays in the Eagle Ford Shale and Montney.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “targets”, “expectations”, “plans”, “forecasts”, “projections” and other comparable terminology often identify forward-looking statements. These statements, which express management’s current views concerning future events or results, are subject to inherent risks and uncertainties. Factors that could cause one or more of these forecasted events not to occur include, but are not limited to, a failure to obtain necessary regulatory approvals, a deterioration in the business or prospects of Murphy, adverse developments in Murphy business’ markets, and adverse developments in the U.S. or global capital markets, credit markets or economies in general. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include, but are not limited to, the volatility and level of crude oil and natural gas prices, the level and success rate of our exploration programs, our ability to maintain production rates and replace reserves, customer demand for our products, adverse foreign exchange movements, political and regulatory instability, and uncontrollable natural hazards. For further discussion of risk factors, see Murphy’s 2015 Annual Report on Form 10-K on file with the U.S. Securities and Exchange Commission. Murphy undertakes no duty to publicly update or revise any forward-looking statements.

RESERVE REPORTING TO THE SECURITIES EXCHANGE COMMISSION

The Securities and Exchange Commission (SEC) requires oil and natural gas companies, in their filings with the SEC, to disclose proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We may use certain terms in this news release, such as “resource”, “gross resource”, “recoverable resource”, “net risked PMEAN resource”, “recoverable oil”, “resource base”, “EUR or estimated ultimate recovery” and similar terms that the SEC’s rules strictly prohibit us from including in filings with the SEC. The SEC permits the optional disclosure of probable and possible reserves; however, we have not disclosed the Company's probable and possible reserves in our filings with the SEC. Investors are urged to consider closely the disclosures and risk factors in our most recent annual report on Form 10-K and in other reports on file with the SEC, available from Murphy Oil Corporation's offices or website at http://ir.murphyoilcorp.com.